UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

IMMUDYNE, INC.

  (Exact name of registrant as specified in its charter)

Delaware	333-184487	76-0238453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Spring Meadow Rd. Mount Kisco, NY	10549
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 244-1777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 1, 2016, Immudyne, Inc. (the “Company”) entered into a limited liability company operating agreement (the “Operating Agreement”) with Taggart International Trust and American Nutra Tech LLC (“American Nutra Tech”) to amend and restate its existing agreements with these parties dated October 8, 2015 with respect to the Company’s joint venture doing business as Innate Scientific, LLC (“Innate”). The legal name of the joint venture limited liability company is ImmuDyne PR LLC (under the laws of Puerto Rico, “Immudyne PR”). Pursuant to the terms of the Operating Agreement, the Company increased its ownership and voting interest in the joint venture to 78.16667%. As previously disclosed Innate Scientific was established to launch a complete skin care regime containing the Company’s proprietary ingredients and was a contributor to the Company’s revenues in the fourth quarter of 2015. The foregoing description of the Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Operating Agreement, filed as Exhibit 10.9 hereto and incorporated herein by reference.

Simultaneously with the entry into the Operating Agreement, the Company amended and restated its agreements with JLS Ventures, LLC (“JLS”), an affiliate of Taggart International Trust, and American NutraTech (the “Service Agreements”). Under the terms of these Service Agreements each of JLS and American NutraTech are required to provide certain operational management services and other business counsel to the Company and Innate. As consideration for these services, the Company issued each of JLS and American NutraTech 1,000,000 restricted shares of its common stock, which issuance may be rescinded in the event Innate does not distribute at least $500,000 to the Company by December 31, 2016. Additional shares and/or options may also be issued upon certain financial milestones being achieved by Immudyne PR as specified in the Services Agreements. The foregoing description of the Services Agreements are qualified in their entirety by reference to the full text of these agreements, filed as Exhibits 10.10 and 10.11 hereto and incorporate herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

10.9	Operating Agreement of Immudyne PR LLC dated April 1, 2016
10.10	Services Agreement with JLS Ventures, LLC dated April 1, 2016
10.11	Services Agreement with American Nutra Tech, LLC dated April 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUDYNE INC.
(Registrant)

Date: April 7, 2016	By:	/s/ Mark McLaughlin
	Name:	Mark McLaughlin
	Title:	Chief Executive Officer

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